EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF AMALGAMATION

by and among

HARBOR GLOBAL COMPANY LTD.,

ISVIAS TRADING LIMITED

and

NAMREDIPS LTD.

Dated as of August 18, 2006

ARTICLE IX CONDITIONS

SECTION 9.1	Conditions to Each Party’s Obligations to Effect the Initial Closing	31
SECTION 9.2	Conditions to the Company’s Obligations to Effect the Initial Closing	32
SECTION 9.3	Conditions to Buyer’s and Newco’s Obligations to Effect the Initial Closing	32
SECTION 9.4	Conditions to Each Party’s Obligations to Effect the Amalgamation	33
SECTION 9.5	Conditions to the Company’s Obligations to Effect the Amalgamation	34
SECTION 9.6	Conditions to Buyer’s and Newco’s Obligations to Effect the Amalgamation	34

ARTICLE X TERMINATION

SECTION 10.1	Termination	34
SECTION 10.2	Effect of Termination	36
SECTION 10.3	Fees and Expenses	37

ARTICLE XI MISCELLANEOUS

SECTION 11.1	Notices	38
SECTION 11.2	Survival of Representations and Warranties	39
SECTION 11.3	Interpretation	39
SECTION 11.4	Company Disclosure Schedule	40
SECTION 11.5	Amendments, Modification and Waiver	40
SECTION 11.6	Successors and Assigns	41
SECTION 11.7	Specific Performance; Remedies	41
SECTION 11.8	Governing Law	42
SECTION 11.9	Severability	42
SECTION 11.10	Third Party Beneficiaries	43
SECTION 11.11	Entire Agreement	43
SECTION 11.12	Dispute Resolution; Consent to Jurisdiction	43
SECTION 11.13	Counterparts; Effectiveness	44

EXHIBIT A	Form of Amalgamation Agreement
EXHIBIT B	Guarantee
EXHIBIT C	Pledge and Escrow Procedures
EXHIBIT D	Form of Calypso Amendment
EXHIBIT E	Post-Closing Expenditures
EXHIBIT F-1	Form of Opinion of Clifford Chance LLP
EXHIBIT F-2	Form of Opinion of Cox Hallett Wilkinson
EXHIBIT G	Form of Call Option Exercise Notice

Table of Defined Terms

Term	Page No.
AAA	43
Acquisition Proposal	24
Active Subsidiary	10
Administration and Liquidation Agreement	6
Agreement	1
Amalgamated Company	2
Amalgamation	1
Amalgamation Agreement	1
Amalgamation Consideration	3
Bermuda Act	1
Board	1
Buyer	1
Buyer Material Adverse Effect	18
Buyer’s Representatives	23
Calypso	6
Calypso Agreement	7
Calypso Amendment	7
Calypso Payment	7
Closing	2
Closing Date	2
Code	5
Company	1
Company Common Shares	3
Company Disclosure Schedule	7
Company Material Adverse Effect	7
Company Proxy Statement	22
Company SEC Documents	11
Company Securities	10
Confidentiality Agreement	23
Continuing Employees	30
Conveyance Taxes	27
Copyrights	17
Costs	26
Depositary	4
Director Plan	10
Dissenting Shareholder	4
Dissenting Shares	4
Effective Time	3
Environmental Laws	15
Escrow Agent	4
Escrow Agreement	4
Escrow Fund	4
Escrowed Amalgamation Consideration Amount	4

Exchange Act	9
Failure to Act	33
FAS	25
Fund	14
GAAP	11
Governmental Entity	9
Guarantee	1
Guarantor	1
Hazardous Materials	15
Indemnifiable Claim	26
Indemnitees	26
Initial Closing	2
Initial Closing Date	2
Intellectual Property	17
IP Contracts	16
Licenses	7
Lien	11
New York Courts	44
Newco	1
Outside Termination Date	35
Patents	17
Person	5
PFR	28
Plans	13
Pledge and Escrow Procedures	2
Pledged Shares	33
Post-Closing Expenditures	7
Preferred Shares	9
Release	15
Russian Antimonopoly Law	9
SEC	11
Software	17
Special Meeting	22
Subsidiary	10
Superior Proposal	24
Tax Return	13
Taxes	13
Taxing Authority	13
Termination Fee	37
Trade Secrets	17
Trademarks	17

v

AGREEMENT AND PLAN OF AMALGAMATION

AGREEMENT AND PLAN OF AMALGAMATION, dated as of August 18, 2006 (this “Agreement”), by and among Harbor Global Company Ltd., a Bermuda limited duration company (the “Company”), Isvias Trading Limited, a company incorporated under the laws of the Republic of Cyprus (“Buyer”), and Namredips Ltd., a Bermuda company and a wholly owned subsidiary of Buyer (“Newco”).

WITNESSETH

WHEREAS, the Board of Directors of the Company or any committee thereof (the “Board”), and the Boards of Directors of Buyer and Newco, each have, in light of and subject to the terms and conditions set forth herein, approved this Agreement, the Amalgamation Agreement (as defined herein) and the transactions contemplated hereby and thereby, including the amalgamation of the Company and Newco (the “Amalgamation”), and the Board and the Board of Directors of Newco have declared this Agreement and the Amalgamation Agreement advisable and in the best interests of each respective company on substantially the terms and conditions set forth herein; and

WHEREAS, the Company and Newco wish to amalgamate pursuant to the provisions of the Companies Act of 1981 Bermuda, as amended (the “Bermuda Act”), and continue as a Bermuda exempted company upon the terms and subject to the conditions of this Agreement and the Amalgamation Agreement; and

WHEREAS, Buyer, as the sole shareholder of Newco, has approved this Agreement, the Amalgamation Agreement and the Amalgamation, in its capacity as such; and

WHEREAS, simultaneously with the execution and delivery of this Agreement by the parties hereto, the Company and Newco have executed and delivered the Amalgamation Agreement, dated as of the date hereof, substantially in the form attached hereto as Exhibit A (the “Amalgamation Agreement”); and

WHEREAS, simultaneously with the execution and delivery of this Agreement by the parties hereto, CIT Finance Investment bank, a company incorporated under the laws of the Russian Federation (the “Guarantor”) and the parent company of Buyer, and the Company have executed and delivered the Guarantee Agreement, dated as of the date hereof, substantially in the form attached hereto as Exhibit B (the “Guarantee”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE AMALGAMATION

SECTION 1.1 The Amalgamation. Upon the terms and subject to the conditions of this Agreement and the Amalgamation Agreement, and in accordance with the Bermuda Act, at the Effective Time (as defined herein), the Amalgamation shall be effected and the Company and Newco shall continue as a Bermuda exempted company as a result of the Amalgamation (sometimes hereinafter referred to as the “Amalgamated Company”). At the Effective Time, the effect of the Amalgamation shall be as provided in the applicable provisions of the Bermuda Act. The Amalgamated Company shall continue to be governed by the laws of Bermuda and operate under the name of NHG Ltd.

SECTION 1.2 Initial Closing; Certain Actions Following the Initial Closing.

(a) The initial closing of the Amalgamation (the “Initial Closing”) shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts, as soon as practicable on the date of the Special Meeting (as defined herein) following the completion of the Special Meeting, subject to the satisfaction or waiver by the party or parties entitled to the benefit thereof of each of the conditions set forth in Sections 9.1, 9.2 and 9.3 hereof (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of those conditions), and otherwise, as soon as practicable thereafter following such satisfaction or waiver or (b) at such other place and time and/or on such other date as the Company and Buyer may agree (the “Initial Closing Date”).

(b) Following the Initial Closing, Buyer, Newco and the Company shall as promptly as practicable take, or cause to be taken, to the extent not already taken, the actions set forth in Steps III, IV and V in the exhibit attached hereto as Exhibit C (the “Pledge and Escrow Procedures”), subject to the terms and conditions of the agreements, instruments, certificates, orders and other documents relating thereto. All costs, fees and expenses in connection with the Pledge and Escrow Procedures and the transactions contemplated thereby shall be borne and payable by the parties as provided in Section 10.3 hereof.

SECTION 1.3 Closing. The closing of the Amalgamation (the “Closing”) shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts, as soon as practicable but in no event later than 10:00 a.m. Boston time on the second business day after the date on which each of the conditions set forth in Sections 9.4, 9.5 and 9.6 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived by the party or parties entitled to the benefit of such conditions or (b) at such other place and time and/or on such other date as the Company and Buyer may agree (the “Closing Date”). At the Closing, in addition to actions required to be taken or anticipated to be taken at or prior to the Closing, Buyer, Newco and the Company shall take, or cause to be taken, to the extent not already taken, the actions set forth in Step VI of the Pledge and Escrow Procedures, subject to the terms and conditions of the agreements, instruments, certificates, orders and other documents relating thereto.

SECTION 1.4 Effective Time. As promptly as practicable on the Closing Date following the Closing, the Company, Buyer and Newco will cause the Amalgamation to be consummated by filing the memorandum of association of the Amalgamated Company, as set forth in the Amalgamation Agreement, and all other documents required by Section 108 of the Bermuda Act with the Registrar of Companies in Bermuda in accordance with the Bermuda Act. As used herein, the term “Effective Time” means the date and time the Amalgamation shall become effective pursuant to the Bermuda Act.

SECTION 1.5 Memorandum of Association. The memorandum of association of the Amalgamated Company shall be as set forth in the Amalgamation Agreement.

SECTION 1.6 Bye-laws. The bye-laws of the Amalgamated Company shall be as set forth in the Amalgamation Agreement.

SECTION 1.7 Directors and Officers. From and after the Effective Time, the directors of Newco as of immediately prior to the Effective Time shall be the initial directors of the Amalgamated Company and the officers of Newco as of immediately prior to the Effective Time shall be the initial officers of the Amalgamated Company, in each case, until their respective successors are duly elected or appointed and qualified in accordance with applicable law and the bye-laws of the Amalgamated Company.

ARTICLE II

THE EFFECT OF THE AMALGAMATION

ON CAPITAL; EXCHANGE OF CERTIFICATES

SECTION 2.1 Effect on Capital. Pursuant to the terms of this Agreement and the Amalgamation Agreement, at the Effective Time, and by virtue of the Amalgamation and without any action on the part of the Company, Buyer or Newco or the holder of any Company Common Shares (as defined herein):

(a) Conversion of Company Common Shares. Each common share, par value $.0025 per share, of the Company (the “Company Common Shares”), issued and outstanding immediately prior to the Effective Time (other than Company Common Shares cancelled pursuant to Section 2.1(c) and, subject to Section 2.1(d), Dissenting Shares (as defined herein)) shall be cancelled and extinguished and converted into the right to receive, without interest, $11.5663 per share in cash (the “Amalgamation Consideration”). As a result of the Amalgamation, at the Effective Time, each holder of a Company Common Share immediately prior to the Effective Time shall cease to have any rights with respect thereto, except (i) the right to receive the Amalgamation Consideration payable in respect of the Company Common Shares, subject to the terms and conditions hereof, or (ii) in the case of a holder of Dissenting Shares, the rights set forth in Section 2.1(d).

(b) Share Capital of Newco. Each common share of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued and fully paid common share, par value US$1.00, of the Amalgamated Company.

(c) Cancellation of Certain Company Shares. Each Company Common Share registered in the name of Buyer, Newco or any direct or indirect Subsidiary (as defined herein) of the Company, Buyer or Newco immediately prior to the Effective Time shall not be converted into the right to receive the Amalgamation Consideration and shall be cancelled and extinguished without any conversion thereof and no Amalgamation Consideration or other consideration or payment shall be delivered therefor or in respect thereto.

(d) Dissenting Shares. Each Company Common Share held by a dissenting shareholder for the purposes of Section 106 of the Bermuda Act (a “Dissenting Shareholder”) shall not be converted into the right to receive the Amalgamation Consideration, and shall be cancelled and extinguished and converted into the right to receive payment of fair value pursuant to and subject to Section 106 of the Bermuda Act (such shares, the “Dissenting Shares”); provided that if a Dissenting Shareholder withdraws such claim, such holder’s right to receive payment of fair value shall be deemed to have been converted as of the Effective Time into the right to receive the Amalgamation Consideration in accordance with Section 2.1(a). The Company shall give Buyer notice of the existence of any Dissenting Shareholders, attempted withdrawals of applications to the Supreme Court of Bermuda for appraisal of the fair value of the Company Common Shares and any other instruments served pursuant to the Bermuda Act and received by the Company relating to any Dissenting Shareholder’s rights to be paid the fair value of such Dissenting Shareholder’s Company Common Shares, as provided in Section 106 of the Bermuda Act. The Company shall give Buyer the opportunity to participate in and direct all negotiations with respect to any such demands for appraisal. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any such demands for appraisal, or settle or offer to settle any such demands for appraisal.

SECTION 2.2 Surrender and Payment.

(a) Prior to the Effective Time, Buyer shall appoint a depositary (the “Depositary”) for the purpose of exchanging certificates representing Company Common Shares for the Amalgamation Consideration. The Depositary shall at all times be a United States commercial bank having a combined capital and surplus of at least $500,000,000. Pursuant to the terms of the Escrow Agreement to be entered into pursuant to the Pledge and Escrow Procedures between the Escrow Agent, Buyer and the Company (the “Escrow Agreement”), by no later than immediately prior to the Effective Time, Buyer and the Company shall instruct the escrow agent (the “Escrow Agent”) under the Escrow Agreement to deposit with the Depositary $65,618,962 in cash (the “Escrowed Amalgamation Consideration Amount”) from the assets then currently held in the escrow fund relating to the Escrow Agreement (the “Escrow Fund”) and to pay to Buyer any amounts remaining in the Escrow Fund after payment of the Escrowed Amalgamation Consideration Amount and the Calypso Payment (as defined herein). By no later than immediately prior to the Effective Time, Buyer shall deposit with the Depositary cash in an amount in excess of the Escrowed Amalgamation Consideration Amount necessary, when combined with the Escrowed Amalgamation Consideration Amount, for payment of the Amalgamation Consideration as provided in Section 2.1 upon surrender of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Common Shares in the manner provided in this Section 2.2. Promptly after the Effective Time, Buyer will send, or will cause the Depositary to send, but in no event later than five business days after the Effective Time, to each holder of record of Company Common Shares at the

Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Company Common Shares to the Depositary) and instructions for use in effecting the surrender of Company Common Shares in exchange for the Amalgamation Consideration.

(b) Each holder of Company Common Shares that have been converted into a right to receive the Amalgamation Consideration, upon surrender to the Depositary of a certificate or certificates properly representing such Company Common Shares, together with a properly completed letter of transmittal covering such Company Common Shares, will be entitled to receive the Amalgamation Consideration payable in respect of such Company Common Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Amalgamation Consideration.

(c) If any portion of the Amalgamation Consideration is to be paid to a Person (as defined herein) other than the registered holder of the Company Common Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Depositary any transfer or other Taxes (as defined herein) required as a result of such payment to a Person other than the registered holder of such Company Common Shares or establish to the satisfaction of the Depositary that such Tax (as defined herein) has been paid or is not payable. Buyer or the Depositary shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as Buyer or the Depositary are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Buyer or the Depositary, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Buyer or the Depositary. For purposes of this Agreement, “Person” means any natural person, firm, individual, company, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a Governmental Entity (as defined herein).

(d) After the Effective Time, the register of members of the Company shall be closed, and no transfer of Company Common Shares shall thereafter be made.

(e) Any portion of the Amalgamation Consideration deposited with the Depositary pursuant to Section 2.2(a) that remains unclaimed by the holders of Company Common Shares six months after the Effective Time shall be returned to the Amalgamated Company, upon demand, and any such holder who has not exchanged his, her or its Company Common Shares for the Amalgamation Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to the Amalgamated Company (subject to applicable abandoned property, escheat or similar laws) and only as a general creditor thereof for payment of the Amalgamation Consideration in respect of his, her or its Company Common Shares. Notwithstanding the foregoing, Buyer, the Company and the Amalgamated Company shall not be liable to any holder of Company Common Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Common Shares on the day immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Amalgamated Company free and clear of any claims or interest of any Person previously entitled thereto.

(f) Depositary shall invest any cash deposited with it by or on behalf of Buyer pursuant to Section 2.2(a), as directed by Buyer, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or (iii) highly liquid debt securities (including commercial paper) having the highest rating by any United States nationally recognized statistical rating organization and not subject to any restriction on transfer under contract or applicable law. Any interest or other income resulting from such investments shall be payable to Buyer. Subject to Section 2.2(e) hereof, Buyer shall promptly deposit cash in amounts necessary to offset net losses recognized on investments made pursuant to this Section 2.2(f) so that the Depositary shall at all times have cash in amounts necessary for payment of the Amalgamation Consideration as provided in Section 2.1 upon surrender of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Common Shares in the manner provided in this Section 2.2.

SECTION 2.3 Lost Certificates. If any certificate representing Company Common Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Amalgamated Company, the posting by such Person of a bond, in such reasonable amount as the Amalgamated Company may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Depositary will pay in exchange for such lost, stolen or destroyed certificate the Amalgamation Consideration to which the holder thereof is entitled pursuant to this Article II.

SECTION 2.4 Equitable Adjustment Provision. In the event that the Company changes the number of Company Common Shares, or securities convertible or exchangeable into or exercisable for Company Common Shares, issued and outstanding prior to the Effective Time as a result of a share consolidation, reclassification, share split (including a reverse split), share dividend or distribution, recapitalization, amalgamation, merger, subdivision, issuer tender or exchange offer, or other similar transaction having a record date on or after the date hereof and prior to the Effective Time, the Amalgamation Consideration shall be equitably adjusted.

ARTICLE III

PAYMENTS TO CALYPSO MANAGEMENT LLC

SECTION 3.1 Calypso Agreement. In accordance with the Amended and Restated Administration and Liquidation Agreement, effective as of July 10, 2003, by and between Calypso Management LLC (“Calypso”) and the Company (the “Administration and Liquidation Agreement”), as to be further amended substantially in the form attached hereto as

Exhibit D (the “Calypso Amendment”) by no later than the Initial Closing Date with an effective time no later than the Effective Time (the Administration and Liquidation Agreement as so amended by the Calypso Amendment, the “Calypso Agreement”), pursuant to the terms of the Escrow Agreement, Buyer and the Company shall instruct the Escrow Agent to pay out of the Escrow Fund at the Closing $5,380,783 in cash to Calypso (the “Calypso Payment”) by wire transfer of immediately available funds to the account or accounts to be designated by Calypso in writing to the Escrow Agent at least two business days prior to the Closing Date. At the Closing, Buyer shall pay Calypso by wire transfer in immediately available funds to the account or accounts designated by Calypso pursuant to the preceding sentence, cash in an amount sufficient to cover any deficiency in the amount paid by the Escrow Agent to Calypso pursuant to this Section 3.1 for the Calypso Payment so that, after such payments by the Escrow Agent and Buyer, Calypso shall receive the entire amount of the Calypso Payment at the Closing. The parties hereto expressly agree that Calypso shall be a third party beneficiary of this Section 3.1.

SECTION 3.2 Post-Closing Expenditures. Buyer shall pay at the Closing an amount equal to the aggregate of the amounts and for the matters reflected on Exhibit E attached hereto (the “Post-Closing Expenditures”) in cash to Calypso by wire transfer of immediately available funds to the account or accounts to be designated by Calypso in writing to Buyer at least two business days prior to the Closing Date. Calypso shall pay, or cause to be paid, out of the funds paid to it by Buyer pursuant to the preceding sentence, such Post-Closing Expenditures in the ordinary course of business. The parties hereto expressly agree that Calypso and any current or former shareholders of the Company, to the extent such shareholders may reasonably be contemplated to benefit from any of the matters included in the Post-Closing Expenditures, shall be third party beneficiaries of this Section 3.2.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule previously delivered by the Company to Buyer, which identifies exceptions by the Section or subsection of this Agreement to which an entry thereto relates, except to the extent applicability to another Section or subsection is reasonably apparent (the “Company Disclosure Schedule”), the Company hereby represents and warrants to each of Buyer and Newco as follows:

SECTION 4.1 Corporate Existence and Power. The Company is a limited duration company, validly existing and in good standing under the laws of Bermuda, and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals (collectively, “Licenses”) required to carry on its business as now conducted except for failures to have any such License which would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined herein). The Company is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect. As used herein, the term “Company Material Adverse Effect” means an event, circumstance, change or effect that has had or is reasonably likely to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations hereunder; provided, however, that a Company Material Adverse Effect shall not include any event, circumstance, change or effect resulting from, alone or in combination: (a) any change or effect in general economic conditions in the United States or Russia, in worldwide capital markets or capital market conditions in the United States or Russia or in the asset or investment management industries in Russia, provided that such change or event does not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the Russian industries in which the Company and its Subsidiaries conduct their businesses, (b) any change in law or regulation in the Russian Federation, or the application, implementation or enforcement of any such law or regulation by any Governmental Entity, or adoption of any rule by a Russian Governmental Entity, including, in each case, any such change, application, implementation, enforcement or adoption which may have retroactive effect, provided that such change, application, implementation, enforcement or adoption does not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the Russian industries in which the Company and its Subsidiaries conduct their businesses, and provided further that the exception contemplated by this clause (b) shall not be applicable if such application, implementation, enforcement or adoption would have a highly detrimental effect on the financial health of the Company and its Subsidiaries, taken as a whole, (c) any outbreak of hostilities or war or escalations in existing hostilities or war or acts of terrorism, provided that such outbreak, escalations, or acts do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the Russian industries in which the Company and its Subsidiaries conduct their businesses, and provided further that the exception contemplated by this clause (c) shall not be applicable if such outbreak, escalations, or acts would have a highly detrimental effect on the financial health of the Company and its Subsidiaries, taken as a whole, (d) any change in the trading prices or trading volume of the Company Common Shares, provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such change in trading price or trading volume or (e) any change or effect resulting from the announcement of this Agreement, the Amalgamation or the other transactions contemplated hereby. The Company has heretofore made available to Buyer complete and correct copies of the Company’s Memorandum of Association and the Company’s Bye-laws, each as currently in effect.

SECTION 4.2 Corporate Authorization; Binding Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Amalgamation Agreement and, subject to approval of the Company’s shareholders as contemplated by Section 6.2 hereof, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Amalgamation Agreement and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the Board and, other than the approval and adoption of this Agreement by the requisite vote of the Company’s shareholders, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or the Amalgamation Agreement. This Agreement and the Amalgamation Agreement have been duly executed and delivered by the Company and constitute, assuming due authorization, execution and delivery of this Agreement and the Amalgamation Agreement by Buyer and Newco, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (b) the effect of equitable principles.

SECTION 4.3 No Violations; Consents and Approvals.

(a) Neither the execution and delivery of this Agreement or the Amalgamation Agreement nor the performance by the Company of its obligations hereunder or thereunder will (i) conflict with or result in any breach of any provision of the Company’s Memorandum of Association or the Company’s Bye-laws, each as currently in effect; (ii) except in connection with the Calypso Agreement, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or obligation, or loss of benefits under any of the terms, conditions or provisions of any note, charge, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or their assets or properties may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, conflicts, breaches, defaults, rights, obligations, losses or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including the Russian Federation), provincial, municipal, local, domestic or foreign (each, a “Governmental Entity”) is required in connection with the execution and delivery of this Agreement or the Amalgamation Agreement by the Company or the performance by the Company of its obligations hereunder or thereunder, except (i) such filings and consents as may be required to be made or obtained pursuant to Section 1.3 hereof or under Bermuda law; (ii) compliance with any applicable requirements of Russian Antimonopoly Law (as defined herein) or any other domestic or foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iv) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, “Russian Antimonopoly Law” means Russian antimonopoly laws and regulations, including the Federal Law on Protection of Competition at Financial Services Market.

SECTION 4.4 Capitalization. The authorized share capital of the Company consists of 48,000,000 Company Common Shares and 1,000,000 preferred shares, par value US $.01 per share, of the Company (the “Preferred Shares”). As of June 30, 2006, there were (a) 5,673,311 Company Common Shares and (b) no Preferred Shares issued and outstanding. All shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares). As of June 30, 2006, there were up to 48,000 Company Common Shares authorized for possible issuance pursuant to the Amended and Restated Harbor Global Company Ltd. Non-Employee Director Share Plan (the “Director Plan”). Except for the foregoing, on the date hereof, there are issued and outstanding (i) no shares or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares or voting securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any share capital, voting securities or securities convertible into or exchangeable for share capital or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

SECTION 4.5 Subsidiaries.

(a) Each Subsidiary of the Company that is actively engaged in any business or owns any material assets (each, an “Active Subsidiary”) (i) is a limited liability company, company or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all powers and all Licenses required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign limited liability company, company or corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for failures to be so organized, to be so validly existing, to be in such good standing, to have such powers and Licenses and to be so qualified would not, in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, “Subsidiary” means, with respect to any Person, any limited liability company, company, corporation or other legal entity of which such Person owns, directly or indirectly, 50% or more of the issued and outstanding shares or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other comparable governing body of such limited liability company, company, corporation or other legal entity. All Active Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 4.5(a) of the Company Disclosure Schedule.

(b) All of the issued and outstanding shares of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable, and such shares are owned by the Company or by a Subsidiary of the Company (other than directors’ qualifying shares and nominal shares held by other Persons as may be required by local law) free and clear of any Liens (as defined herein) or limitation on voting rights; provided, that no representation or warranty is made as to (i) the duly authorized, validly issued, fully paid and non-assessable nature of any shares of any foreign Subsidiary of the Company to the extent such concepts are not recognized by the jurisdiction of incorporation or organization of such foreign Subsidiary and (ii) any shares of a Subsidiary of the Company owned by any Person other than the Company or any Subsidiary of the Company. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any issued and outstanding security or other instrument) for any of the share capital or other equity interests of any of such Subsidiaries. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company. For purposes of this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

SECTION 4.6 SEC Documents; Internal Controls.

(a) The Company has filed all reports, proxy statements, forms and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) since January 1, 2004 (the “Company SEC Documents”). As of their respective dates, and giving effect to any amendments thereto filed with the SEC prior to the date hereof, (i) the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, and the applicable rules and regulations of the SEC promulgated thereunder and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) To the Company’s Knowledge, there are no material amendments or modifications to any Company SEC Documents filed prior to the date of this Agreement, which are or will be required to be filed with the SEC, but have not yet been filed with the SEC. The Company has timely responded to all comment letters of the Staff of the SEC relating to the Company SEC Documents filed prior to the date of this Agreement, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. The Company has heretofore made available to Buyer true, correct and complete copies of all correspondence the Company has had with the SEC since January 1, 2004. To the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review.

(c) The Company maintains a system of internal accounting controls with regard to the Company and its Subsidiaries which is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 4.7 Financial Statements. The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (a) comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (b) are in conformity with generally accepted accounting principles recognized in the United States (“GAAP”), applied on a consistent basis (except in the case of unaudited statements, as permitted by Form 10-Q promulgated pursuant to the Exchange Act) during the periods involved (except as may be indicated in the related notes and schedules thereto) and (c) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

SECTION 4.8 Absence of Undisclosed Liabilities. Except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto except for those that would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 4.9 Information in Company Proxy Statement. The Company Proxy Statement (as defined herein) will comply in all material respects with the relevant provisions of the Exchange Act and will not at the time it or any amendment or supplement thereto is first mailed to the Company’s shareholders and at the time of the meeting of Company’s shareholders in connection with the vote of the Company’s shareholders to be held in connection with the Amalgamation, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation and warranty is made by the Company with respect to statements made in or omitted from the Company Proxy Statement based on information furnished by or on behalf of Buyer or Newco for inclusion in the Company Proxy Statement or for information relating to Buyer, Newco or their respective affiliates which may be required to be included in the Company Proxy Statement but which Buyer and Newco fail to timely provide.

SECTION 4.10 Absence of Material Adverse Changes, etc. Except as contemplated by this Agreement, since December 31, 2005, the Company has not (a) suffered any change constituting a Company Material Adverse Effect; (b) split, combined or reclassified the Company Common Shares or any share capital of any of the Subsidiaries of the Company; or (c) taken any action contemplated by Section 6.1 hereof, except to the extent permitted thereunder.

SECTION 4.11 Taxes.

(a) With respect to the Company and each Subsidiary, except as would not have a Company Material Adverse Effect:

(i) All Tax Returns (as defined herein) required to be filed by or with respect to Taxes are accurate and complete and have been filed in a timely manner (taking into account all lawful extensions of due dates).

(ii) All Taxes, whether or not shown to be due on such filed Tax Returns, have been paid or adequate provision in accordance with GAAP with respect to such Taxes has been made.

(iii) No notice of deficiency or assessment has been received from any Taxing Authority (as defined herein) with respect to liabilities for Taxes that have not been fully paid or finally settled or which are not being contested in good faith.

(iv) No examination or audit of Taxes has been made or is being made by any appropriate Taxing Authority, and no other administrative or judicial proceeding is pending or, to the Company’s Knowledge, threatened with respect to Taxes.

(v) There are no Liens with respect to Taxes upon any of the properties or assets of the Company or its Subsidiaries other than Liens for Taxes not yet due and payable.

(vi) No legally binding agreement between the Company or any of its Subsidiaries and a Taxing Authority is in effect.

(b) Neither the Company nor any Subsidiary: (i) is or has been a party to any transaction or arrangement giving rise to liability under Section 6662 of the Code or a party to a “reportable transaction” within the meaning of Section 6662A of the Code and Treasury Regulations Section 1.6011-4; (ii) has any material liability for Taxes, other than Taxes properly withheld in the ordinary course of business that are not yet due and payable, of any other person except the Company or a Subsidiary; (iii) owns any U.S. real property interest within the meaning of Section 897 of the Code; or (iv) is a passive foreign investment company within the meaning of Section 1297 of the Code.

For purposes of this Agreement, (a) “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by a Governmental Entity, and such term shall include any interest, penalties or additions to tax attributable to such Taxes and (b) “Tax Return” means any report, return, statement or other written information required to be supplied to a Taxing Authority in connection with Taxes and (c) “Taxing Authority” means any subdivision of any Governmental Entity with authority to assess and collect Taxes.

SECTION 4.12 Employee Benefit Plans.

(a) Schedule 4.12 of the Company Disclosure Schedule contains a true and complete list of: each deferred compensation, bonus incentive compensation and equity compensation plan; each pension plan, fund or program; each material employment, termination, change in control or severance agreement; and each other employee benefit plan, fund, program, policy agreement or arrangement, commitment and understanding maintained or contributed to or required to be contributed to by the Company and its Subsidiaries or under which the Company or its Subsidiaries would reasonably likely have liability (collectively, the “Plans”).

(b) With respect to each Plan, the Company has heretofore delivered or made available to Buyer true and complete copies of the Plan and any amendments thereto.

(c) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law.

(d) There are no pending, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits), that would have a Company Material Adverse Effect.

(e) Except with respect to the Calypso Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in or contemplated by this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. No such payments are subject to Section 280G of the Code.

(f) Each Plan intended to qualify under Section 401(a) or 401(k) of the Code is the subject of a favorable unrevoked determination letter issued by the Internal Revenue Service as to its tax-qualified status.

(g) Neither the Company nor any Subsidiary or affiliate has any liability (whether direct or contingent) under or with respect to any employee benefit plan that is or was ever subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended or Section 412 of the Code.

SECTION 4.13 Litigation. There is no action, suit or proceeding pending against, or to the Knowledge of the Company threatened against, the Company or any Subsidiary of the Company or any of their respective properties before any Governmental Entity (and to the Knowledge of the Company there is no basis for any such action, suit or proceeding) which would have a Company Material Adverse Effect and pursuant to which any losses, claims, damages and expenses incurred by or assessed against the Company or its Subsidiary, as applicable, would not be fully covered by insurance. There is no actual material claim, action, suit or proceeding pending against, or to the Knowledge of the Company threatened against, the Company or any Subsidiary of the Company initiated by any of the tenants or sub-tenants of the Meridian Commercial Tower owned by open joint stock company PIOGLOBAL Real Estate Investment Fund (Russia) (the “Fund”).

SECTION 4.14 Compliance with Laws. The Company and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any Governmental Entity applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not have a Company Material Adverse Effect. All Licenses are in full force and effect and are being complied with, except where the failure of any such License to be in full force and effect or to be in compliance with any such License, individually or in the aggregate, would not have a Company Material Adverse Effect.

SECTION 4.15 Labor Matters. As of the date of this Agreement (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries; (b) to the Knowledge of the Company, no union organizing campaign with respect to the employees of the Company or its Subsidiaries is underway; (c) there is no unfair labor practice charge or complaint against the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened before a Governmental Entity; and (d) there are no collective bargaining agreements with any union covering employees of the Company or its Subsidiaries, except for such exceptions to the foregoing clauses (a) through (d) which, individually or in the aggregate, would not have a Company Material Adverse Effect.

SECTION 4.16 Contracts and Commitments. Each contract or agreement to which the Company or its Subsidiaries or any of their properties or assets may be bound is valid and binding on the Company or its Subsidiary, as applicable, and in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be valid and binding, to be in full force and effect and such breaches and defaults which, individually or in the aggregate, would not have a Company Material Adverse Effect. To the Company’s Knowledge there is no intention of any counterparty to the above mentioned contracts or agreements to terminate, cancel or otherwise refuse to fulfill its obligations thereunder, except for any such termination, cancellation or refusal which, individually or in the aggregate, would not have a Company Material Adverse Effect.

SECTION 4.17 Environmental Matters.

(a) Except as individually or in the aggregate would not have a Company Material Adverse Effect:

(i) the operations of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined herein). Neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Entity alleging that the Company or any of its Subsidiaries is not in such compliance; and

(ii) to the Knowledge of the Company, there has been no Release (as defined herein) of Hazardous Materials (as defined herein) at any of the real estate that is owned, leased or managed by the Company or its Subsidiaries.

(b) For purposes of this Agreement, (i) “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials; (ii) “Hazardous Materials” means any substance, chemical, compound, product, solid, liquid, gas, waste, by-product, pollutant, contaminant, or material which is hazardous or toxic, and includes any hazardous or toxic waste or substance which is regulated under any Environmental Law; and (iii) “Release” means any spilling, leaking, pumping, emptying, emitting, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials into the environment.

SECTION 4.18 Real Property. The sole real property directly owned by the Company and its Subsidiaries is the Meridian Commercial Tower (located at Smolnaya Str., 24D, Moscow, 125445, Russian Federation). The Fund is the sole legal owner of the Meridian Commercial Tower, and the Fund has good and valid title thereto. Except for the leases and subleases set forth on Schedule 4.18 of the Company Disclosure Schedule and amendments to such leases and subleases and leases and subleases entered into after the date hereof in the ordinary course of business of the Company and its Subsidiaries, there are no leases, subleases, licenses, shared use agreements or other occupancy agreements, purchase contracts, options, rights of first offer, rights of first refusal or similar rights or options that permit any Person to purchase, lease or otherwise occupy or acquire any interest in the Meridian Commercial Tower. Neither the Company nor any of its Subsidiaries is in material default under any of the leases or subleases set forth on Schedule 4.18 of the Company Disclosure Schedule or leases and subleases entered into after the date hereof in the ordinary course of business of the Company and its Subsidiaries, and, to the Knowledge of the Company, no third party is in material default thereunder, except for any such defaults which, individually or in the aggregate, would not have a Company Material Adverse Effect.

SECTION 4.19 Intellectual Property.

(a) Schedule 4.19(a) of the Company Disclosure Schedule sets forth a list of all U.S. and foreign (i) Patent (as defined herein) registrations and applications, (ii) Trademark (as defined herein) registrations and applications, and material unregistered Trademarks, and (iii) Copyright (as defined herein) registrations and applications, and material unregistered copyrights, in each case which are owned by the Company or a Subsidiary of the Company. To the Company’s Knowledge, all Intellectual Property (as defined herein) listed in Schedule 4.19(a) of the Company Disclosure Schedule is subsisting and, to the Company’s Knowledge, valid and enforceable.

(b) Schedule 4.19(b) of the Company Disclosure Schedule sets forth a list of all written agreements to which the Company or a Subsidiary of the Company is a party or otherwise bound (i) granting or obtaining any right to use any material Intellectual Property (other than agreements granting rights to use readily available commercial Software (as defined herein) having an aggregate acquisition price of less than $100,000) or (ii) restricting the Company’s or any of its Subsidiaries’ rights to use or register any material Intellectual Property owned by the Company (collectively, the “IP Contracts”). To the Company’s Knowledge, each IP Contract is valid, binding upon, and enforceable by or against the parties thereto in accordance with its terms.

(c) As of the date of this Agreement, except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i) The Company and its Subsidiaries own, or license or otherwise possess, the right to use the Intellectual Property that is used in the business of the Company and its Subsidiaries as currently conducted;

(ii) Neither the Company nor any of its Subsidiaries are in breach of any license, sublicense or other agreement relating to the Intellectual Property used in the business of the Company and its Subsidiaries as currently conducted;

(iii) The Company has no Knowledge of any breach or anticipated breach by any other Person to any IP Contract;

(iv) Neither the Company nor any of its Subsidiaries are a party to any currently pending action, suit, or proceeding which involves a claim of infringement of any Intellectual Property right of any third party, and neither the Company nor any of its Subsidiaries has received written notice of any such threatened claim;

(v) To the Knowledge of the Company, the marketing, licensing, and sale of the goods or services of the Company and its Subsidiaries, in the manner currently marketed, sold, and licensed by the Company and its Subsidiaries, does not infringe any Intellectual Property right of any third party; and

(vi) The Company and its Subsidiaries take reasonable measures to protect the confidentiality of its Trade Secrets (as defined herein).

(d) As used in this Agreement, “Intellectual Property” means (i) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof (“Patents”), (ii) all trademarks and service marks, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (“Trademarks”), (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith (“Copyrights”), (iv) all know-how, trade secrets, technical information and confidential business information (whether patentable or unpatentable and whether or not reduced to practice), including, ideas, research and development, formulas, compositions, manufacturing and production processes, techniques and methods, technical data, designs, drawings, blue prints, patterns, specifications, assembly procedures, test procedures, instruction manuals, operation manuals, maintenance manuals, reliability data, quality control data, customer and supplier lists, parts lists, pricing and cost information and business and marketing plans and proposals (“Trade Secrets”), and (v) computer software (excluding generally commercially available software licensed on standard terms) (“Software”).

SECTION 4.20 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary of the Company that would be entitled to any fee or commission from the Company, any Subsidiary of the Company, Buyer, Newco or the Amalgamated Company in connection with or upon consummation of the transactions contemplated by this Agreement or the Amalgamation Agreement.

SECTION 4.21 Board Recommendation. The Board, at a meeting duly called and held, has (a) determined that this Agreement, the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation, taken together are in the best interests of the Company and (b) resolved to recommend that the shareholders of the Company vote to approve and adopt this Agreement, the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO

Buyer and Newco represent and warrant to the Company as follows:

SECTION 5.1 Corporate Existence and Power. Each of Buyer and Newco is a corporation or company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all corporate power and authority and all Licenses required to carry on its business as now conducted except for failures to have any such License which would not, individually or in the aggregate, have a Buyer Material Adverse Effect (as defined herein). Each of Buyer and Newco is duly qualified to do business as a foreign limited liability company, company or corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect. As used herein, “Buyer Material Adverse Effect” means an event, circumstance, change or effect that has had a material adverse effect on the ability of Buyer or Newco to perform its obligations under this Agreement or the Amalgamation Agreement or on the ability of Buyer or Newco to consummate the Amalgamation or the other transactions contemplated hereby and thereby, on the terms contemplated hereby and thereby, and without material deviation from the period of time such actions would otherwise be consummated. Each of Buyer and Newco has heretofore delivered or made available to the Company true and complete copies of the governing documents or other organizational documents of like import, as currently in effect, of each of Buyer and Newco.

SECTION 5.2 Corporate Authorization; Binding Agreements. Each of Buyer and Newco has the requisite power and authority to execute and deliver this Agreement and the Amalgamation Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Amalgamation Agreement and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors (or analogous governing body) of each of Buyer and Newco and by Buyer, in its capacity as the sole shareholder of Newco, and no other proceedings on the part of either Buyer or Newco are necessary to authorize the execution, delivery and performance of this Agreement or the Amalgamation Agreement. This Agreement and the Amalgamation Agreement have been duly executed and delivered by each of Buyer and Newco and constitutes, assuming due authorization, execution and delivery of this Agreement and the Amalgamation Agreement by the Company, valid and binding obligations of each of Buyer and Newco, enforceable against each of Buyer and Newco in accordance with their terms, subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (b) the effect of equitable principles.

SECTION 5.3 No Violations; Consents and Approvals.

(a) Neither the execution and delivery of this Agreement or the Amalgamation Agreement nor the performance by either Buyer or Newco of its obligations hereunder or thereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation, memorandum of association or bye-laws (or other governing or organizational documents) of either Buyer or Newco; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or obligation, or loss of benefits under any of the terms, conditions or provisions of any note, charge, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation which either Buyer or Newco is a party or by which any of their assets or properties may be bound; or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which either Buyer or Newco is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, conflicts, breaches, defaults, rights, obligations, losses or violations that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by either Buyer or Newco or the performance by either Buyer or Newco of its obligations hereunder, except (i) such filings and consents as may be required to be made or obtained pursuant to Section 1.3 hereof or under Bermuda law; (ii) compliance with any applicable requirements of Russian Antimonopoly Law or any domestic or foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Exchange Act; and (iv) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not have a Buyer Material Adverse Effect.

SECTION 5.4 Information in Company Proxy Statement. The information furnished by Buyer and Newco for inclusion in the Company Proxy Statement will not at the time it or any amendment or supplement thereto is first mailed to the Company’s shareholders and at the time of the meeting of Company’s shareholders in connection with the vote of the Company’s shareholders to be held in connection with the Amalgamation, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

SECTION 5.5 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, Buyer or Newco that would be entitled to any fee or commission from Buyer, Newco, the Company or the Amalgamated Company in connection with or upon consummation of the transactions contemplated by this Agreement or the Amalgamation Agreement.

SECTION 5.6 No Ownership of Company Common Shares. As of the date hereof, Buyer and Newco do not beneficially own any Company Common Shares.

SECTION 5.7 Sufficient Funds. Buyer has as of the date hereof, and will continue to have, sufficient funds available, in cash, to pay the aggregate amount of the Amalgamation Consideration, the Calypso Payment, the Post-Closing Expenditures and all fees and expenses related to the transactions contemplated by this Agreement and the Amalgamation Agreement.

SECTION 5.8 Newco’s Operations. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

SECTION 5.9 Irrevocable Power of Attorney. The Irrevocable Power of Attorney contemplated to be issued pursuant to the Pledge and Escrow Procedures will be, and at all times will continue to be, irrevocable and coupled with an interest.

ARTICLE VI

COVENANTS OF THE COMPANY

SECTION 6.1 Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their businesses in the ordinary course and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, other than in the ordinary course of business, as set forth in Schedule 6.1 of the Company Disclosure Schedule, as otherwise contemplated or permitted by this Agreement, the Amalgamation Agreement or the Calypso Agreement, as required by applicable law, or with the written consent of Buyer or Newco (such consent which shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) (i) issue or sell any securities or any shares, or securities convertible into or exchangeable for, or options or warrants exercisable for, any shares, other than Company Common Shares reserved for issuance on the date hereof pursuant to the Director Plan; (ii) declare, set aside or pay any dividend or other distribution with respect to any shares of the Company; or (iii) repurchase or redeem any issued and outstanding shares or other equity securities of, or other ownership interests in, the Company;

(b) incur, assume or guarantee any indebtedness for borrowed money other than in connection with the financing of ordinary course trade payables;

(c) create or assume any Lien on any asset of the Company or any Subsidiary of the Company other than (i) Liens which, individually or in the aggregate, do not have a Company Material Adverse Effect and (ii) Liens for Taxes not yet due and payable;

(d) change any method of accounting or accounting practice of the Company or any Subsidiary of the Company, except for any such appropriate or required change pursuant to GAAP or applicable Russian accounting standards or practices;

(e) amend its Memorandum of Association or Bye-laws or similar organizational documents;

(f) acquire or agree to acquire any material assets (including material securities) or merge or consolidate with any Person or engage in any similar transaction or make any loans, advances or capital contributions to, or investments in, any other Person other than to or in the Company or any direct or indirect Subsidiary of the Company;

(g) sell, lease, license, pledge, encumber or otherwise dispose of any of its material assets (including material securities) or any interest therein, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(h) make or rescind any material Tax election or settle or compromise any material Tax liability of the Company or any of its Subsidiaries;

(i) amend any material Tax Return, change, in any material respect, an annual Tax accounting period, adopt or change, in any material respect, any Tax accounting method (except as required by applicable law) or execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any material Taxes;

(j) make or agree to make any capital expenditures in excess of $100,000 in the aggregate;

(k) pay, discharge, settle, accelerate or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance, in all material respects, with the terms of such claims, liabilities or obligations;

(l) (i) modify, amend or terminate in a material manner any material contract, (ii) waive, release or assign any material rights or claims, (iii) waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement, or fail to enforce any such agreement to the fullest extent practicable, including by seeking injunctive relief and specific performance or (iv) except in the ordinary course of business, enter into any material contracts or transactions;

(m) (i) increase the compensation or benefits of any director, officer or employee, except for, in the cases of non-officer employees, increases in the ordinary course that are consistent with past practice, (ii) adopt any material amendment to a Plan, (iii) enter into or amend or modify, in any material respect, any employment, consulting, severance, termination or similar agreement with any director, officer or employee, (iv) accelerate the payment of compensation or benefits to any director, officer or employee, (v) change any actuarial or other assumption, in any material respect, used to calculate funding obligations with respect to any pension plan or change, in any material respect, the timing or manner in which contributions to any pension plan are made or the basis on which such contributions are determined or (vi) take any action that would give rise to severance benefits payable to any officer, director, or employee of the Company or any of its Subsidiaries as a result of consummation of any of the transactions contemplated by this Agreement; or

(n) authorize any of, or commit or agree to take any of, the foregoing actions.

SECTION 6.2 Shareholders’ Meeting; Proxy Materials.

(a) The Company shall, in accordance with applicable law and the Company’s Bye-laws duly call, give notice of, convene and hold a meeting of its shareholders (the “Special Meeting”) as promptly as practicable after the date hereof for the purpose of considering this Agreement, the Amalgamation Agreement and the Amalgamation. The Board shall recommend approval and adoption of this Agreement, the Amalgamation Agreement and the Amalgamation by the Company’s shareholders; provided that the Board may withdraw, modify or change such recommendation if it has determined in good faith, after consultation with outside legal counsel, that the failure to withdraw, modify or change such recommendation would be inconsistent with the fiduciary duties of the Board under applicable law. The Company shall give Buyer at least three business days notice before announcing any such withdrawal, modification or change in its recommendation and shall include in such notice the reasons therefor.

(b) Subject to Section 6.2(a), as promptly as practicable after the date hereof, the Company shall prepare and file with the SEC, and Buyer and Newco shall cooperate with the Company in such preparation and filing, a preliminary proxy statement relating to this Agreement, the Amalgamation Agreement and the transactions contemplated hereby and thereby and use its reasonable best efforts to furnish the information required to be included by the SEC in such preliminary proxy statement and the Company Proxy Statement and, after consultation with Buyer, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and shall, subject to the fiduciary duties of the Board, cause a definitive proxy statement including any amendment or supplement thereto (such definitive proxy statement as it may be so amended or supplemented, the “Company Proxy Statement”) to be mailed to the Company’s shareholders that contains the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Amalgamation and the adoption of this Agreement; provided, however, that the Company shall not be required to include the recommendation of the Board in any preliminary proxy statement or the Company Proxy Statement, if the Board has determined in good faith, after consultation with outside legal counsel, that the failure to withdraw, modify or change such recommendation would be inconsistent with the fiduciary duties of the Board under applicable law.

(c) The Company agrees promptly to advise Buyer if at any time prior to the Special Meeting any information (other than the information provided by Buyer or Newco) in any preliminary proxy statement referred to in Section 6.2(b) hereof or the Company Proxy Statement is or becomes incorrect or incomplete in any material respect and to correct such inaccuracy or omission. The Company will take such actions as are necessary to cause the Company Proxy Statement to comply with applicable law after the mailing thereof to the shareholders of the Company (subject to Buyer’s compliance with the provisions of Section 7.6).

SECTION 6.3 Access to Information; Confidentiality Agreement. Upon reasonable advance notice, between the date hereof and the Effective Time, the Company shall (a) give Buyer, its counsel, financial advisors, auditors and other authorized representatives (collectively, “Buyer’s Representatives”) reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (b) furnish to Buyer’s Representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct the Company’s employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and its Subsidiaries; provided that all requests for information, to visit facilities or to interview the Company’s employees or agents should be directed to and coordinated with the chief financial officer of the Company or such person or persons as he shall designate; and provided further that any information and documents received by Buyer or Buyer’s Representatives (whether furnished before or after the date of this Agreement) shall be held in strict confidence in accordance with the Confidentiality/Non-Disclosure Agreement dated as of November 28, 2005 between Buyer and the Company (the “Confidentiality Agreement”), which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to Buyer or the Buyer’s Representatives if doing so would violate any agreement, law, rule or regulation to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is subject.

SECTION 6.4 No Solicitation.

(a) The Company shall, and shall cause its Subsidiaries and instruct its and their respective officers, directors, employees, representatives and agents to, immediately cease any existing activities, discussions or negotiations with any parties with respect to an Acquisition Proposal (as defined herein), and request the return or destruction of all confidential information regarding the Company and its Subsidiaries provided to any such Persons on or prior to the date of this Agreement pursuant to the terms of any confidentiality agreements or otherwise. The Company shall not, nor shall it authorize or permit its Subsidiaries and its and their respective officers, directors, employees, representatives and agents to, directly or indirectly, (i) solicit, participate in, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly take any other action for the purpose of facilitating or encouraging, any Acquisition Proposal or (ii) participate in any discussions or negotiations (including by way of furnishing non-public information) regarding any Acquisition Proposal; provided, however, that if the Board determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, the Company may, provided that the Company has complied in all material respects with its obligations under this Section 6.4(a), in response to an Acquisition Proposal that may reasonably likely lead to a Superior Proposal (as defined herein) received by the Company after the date hereof, and subject to compliance with this Section 6.4, (x) furnish and disclose information and provide access with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and such Person’s representatives pursuant to a confidentiality and standstill agreement the material terms of which are no less restrictive on the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal.

(b) Except as set forth in Section 6.2 hereof and this Section 6.4, the Board shall not (i) approve or recommend or take no position with respect to, or propose to approve or recommend or take no position with respect to, any Acquisition Proposal or (ii) cause the Company to enter into any agreement related to any Acquisition Proposal (other than a confidentiality and standstill agreement with respect to an Acquisition Proposal as contemplated by Section 6.4(a)). Notwithstanding the foregoing, if the Board determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, the Board may, provided that the Company has complied in all material respects with its obligations under this Section 6.4(b), in response to a Superior Proposal that was received by the Company after the date hereof, take any of the actions referenced in clauses (i) and (ii) of the preceding sentence and, subject to the provisions of Section 10.1(g) hereof, the Company may terminate this Agreement, but in each such case only at a time that is not less than three business days following Buyer’s receipt of written notice advising Buyer that the Board has received a Superior Proposal and specifying the material terms and conditions of such Superior Proposal (including the identity of the person making such proposal), and only if the Company is in material compliance with this Section 6.4.

(c) For purposes of this Agreement, “Acquisition Proposal” means any bona fide proposal, offer or expression of interest by any third party for (i) a merger, amalgamation, consolidation or other business combination with the Company or any Subsidiary of the Company whose business constitutes more than 20% of the revenue or total assets of the Company and its Subsidiaries, taken as a whole, (ii) any purchase of more than 20% of the consolidated assets of the Company (including the shares and assets of its subsidiaries), (iii) any purchase of more than 20% of the issued and outstanding Company Common Shares or (iv) any similar transaction, or any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Amalgamation or any other transaction contemplated by this Agreement. Any material modification of an Acquisition Proposal (including any material modification of the economic terms, it being understood that any change in the aggregate amount of consideration to be paid to Calypso pursuant to the Administration and Liquidation Agreement, as it may be amended from time to time, and the Company (for an Acquisition Proposal principally involving the sale of assets of the Company) or the Company’s shareholders (for an Acquisition Proposal principally relating to the sale of the Company’s issued and outstanding common shares or the amalgamation of the Company) shall constitute a material modification of the Acquisition Proposal for purposes of this sentence) shall constitute a new Acquisition Proposal. For purposes of this Agreement, a “Superior Proposal” means any bona fide Acquisition Proposal (with all percentages contained in the definition of “Acquisition Proposal” increased to 50% for purposes of this definition) on terms that the Board determines in its good faith judgment to be more favorable to the Company and its shareholders than the Amalgamation (taking into account all aspects of the proposal, the party making the proposal and any changes to the Amalgamation proposed by Buyer in response to the receipt by the Company of such Superior Proposal) and which is not subject to any material contingency, including any contingency related to financing, unless, in the good faith judgment of the Board, such contingency is reasonably capable of being satisfied by such third party, and that is otherwise reasonably capable of being consummated in a timely fashion.

(d) The Company shall promptly advise Buyer orally and in writing of any Acquisition Proposal or request for information relating to an Acquisition Proposal and the material terms and conditions of such Acquisition Proposal or request. The Company will promptly inform Buyer of any material change in the details (including amendments or proposed amendments) of any such Acquisition Proposal or request. The Company will promptly provide Buyer with any documents received from any such person relating to the Acquisition Proposal or request and promptly provide Buyer such information relating to the Acquisition Proposal or request as it may reasonably request.

(e) Nothing contained in this Section 6.4 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act, from taking any action contemplated or permitted under Section 6.2 hereof or from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable law.

ARTICLE VII

COVENANTS OF BUYER

SECTION 7.1 Obligations of Newco. Buyer will take all action necessary to cause Newco to perform its obligations under this Agreement and to consummate the Amalgamation on the terms and subject to the conditions set forth in this Agreement and the Amalgamation Agreement.

SECTION 7.2 Russian Antimonopoly Approval.

(a) Newco shall, and Buyer shall cause Newco to, as promptly as practicable and in any event no later than 10 business days after the execution of this Agreement, file, or cause to be filed, any required application, notification and report forms under Russian Antimonopoly Law with the Federal Antimonopoly Service of the Russian Federation (the “FAS”) in connection with this Agreement, the Amalgamation Agreement and the Amalgamation, and will use its reasonable best efforts to respond as promptly as possible to all inquiries received from the FAS for additional information or documentation and to obtain the approval of the FAS of the Amalgamation. The Company shall furnish to Buyer such information and assistance as Buyer may reasonably request in connection with its preparation of necessary filings or submissions to the FAS.

(b) Buyer shall promptly furnish to the Company copies of all filings and correspondence with the FAS relating to this Agreement, the Amalgamation Agreement and the Amalgamation.

(c) All costs, fees and expenses in connection with seeking and obtaining the approval of the FAS shall be borne by Buyer.

(d) As used in Section 7.2(a), “reasonable best efforts” shall not be construed to require Buyer to satisfy any condition required by FAS in order to obtain the approval of the FAS of the Amalgamation if the satisfaction of such condition would require Buyer to take any action that would have a material adverse effect on Buyer and its Subsidiaries taken as a whole (for these purposes, material adverse effect shall be determined in the context of the Company and its Subsidiaries taken as a whole) or on the Company and its Subsidiaries taken as a whole.

SECTION 7.3 Voting of Shares. Buyer shall, and shall cause its Subsidiaries to, vote all Company Common Shares it and they may beneficially own in favor of the approval of the Amalgamation and the approval and adoption of this Agreement and the Amalgamation Agreement at the Special Meeting.

SECTION 7.4 Director and Officer Liability.

(a) Buyer, Newco and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined herein) as provided in the Company’s Bye-laws or an agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the date hereof and listed in Schedule 7.4(a) of the Company Disclosure Schedule shall survive the Amalgamation and continue in full force and effect. Buyer shall, and shall cause the Amalgamated Company to, expressly assume and honor in accordance with their terms all such rights to indemnification. To the extent permitted by Bermuda law, advancement of expenses pursuant to this Section 7.4 shall be mandatory rather than permissive. Any advancement of expenses shall be subject to an undertaking to repay such Costs (as defined herein) if the Indemnitee does not meet the standard for indemnification set forth herein.

(b) In addition to the other rights provided for in this Section 7.4 and not in limitation thereof, after the Effective Time, except in cases of fraud or dishonesty or as otherwise limited by applicable law, Buyer shall, and shall cause the Amalgamated Company to, (i) indemnify, defend and hold harmless the individuals who on or prior to the Effective Time were officers, directors, employees or agents of the Company or any of its Subsidiaries (the “Indemnitees”) against all losses, expenses (including reasonable attorneys’ fees and the reasonable cost of any investigation or preparation incurred in connection thereof), claims, damages, liabilities, judgments, or amounts paid in settlement (collectively, “Costs”) in respect to any threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative arising out of acts or omissions occurring on or prior to the Effective Time (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (an “Indemnifiable Claim”) and (ii) promptly advance to such Indemnitees all Costs incurred in connection with any Indemnifiable Claim (subject to an undertaking to repay such Costs if the Indemnitee does not meet the standard for indemnification set forth herein).

(c) Consistent with the Post-Closing Expenditures, Calypso will acquire officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy for a period of six years following the Effective Time with an insurance carrier nationally recognized in the United States of America. In the event that any

Indemnitee is entitled to coverage under an officers’ and directors’ liability insurance policy pursuant to this Section 7.4(c) and such policy has lapsed, terminated, been repudiated or is otherwise in breach or default as a result of Buyer’s failure to maintain and fulfill its obligations pursuant to such policy as provided in this Section 7.4(c), Buyer shall, and shall cause the Amalgamated Company to pay to the Indemnitee such amounts and provide any other coverage or benefits as the Indemnitee shall have been otherwise entitled to have received pursuant to such policy. Buyer agrees that, should the Amalgamated Company fail to comply with the obligations of this Section 7.4, Buyer shall be responsible therefor.

(d) Notwithstanding any other provisions hereof, the obligations of the Company, the Amalgamated Company and Buyer contained in this Section 7.4 shall be binding upon the successors and assigns of Buyer and the Amalgamated Company. In the event the Amalgamated Company or any of its respective successors or assigns (i) consolidates with or amalgamates or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Amalgamated Company honor the indemnification obligations set forth in this Section 7.4.

(e) The obligations of the Company, the Amalgamated Company, and Buyer under this Section 7.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 7.4 applies without the written consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 7.4 applies shall be third party beneficiaries of this Section 7.4).

(f) Buyer shall, and shall cause the Amalgamated Company to, promptly advance all Costs to any Indemnitee incurred in connection with such Indemnitee’s enforcement of the indemnity or other obligations owed to it pursuant to or in connection with this Section 7.4, provided that any such Indemnitee provides Buyer with an undertaking that it will reimburse Buyer for such advancements received by such Indemnitee from Buyer to the extent a final, nonappeallable adjudication of a competent Government Entity orders that such Indemnitee was not entitled to such indemnification.

SECTION 7.5 Conveyance Taxes. Buyer shall timely pay any real property transfer or gains, sales, use, transfer, value added, share transfer and stamp taxes, any transfer, recording, registration, duty and other fees, and any similar Taxes (collectively, the “Conveyance Taxes”) which become due and payable in connection with the transactions contemplated hereunder that are required to be paid in connection therewith.

SECTION 7.6 Shareholders’ Meeting; Proxy Materials. Buyer agrees that it will promptly provide the Company with all information concerning Buyer and Newco necessary or appropriate to be included in all preliminary proxy statements referred to in Section 6.2(b) hereof and the Company Proxy Statement. Buyer agrees to promptly advise the Company if at any time prior to the Special Meeting any information provided by it or Newco in any preliminary proxy statement referred to in Section 6.2(b) hereof or the Company Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Buyer will promptly furnish the Company with such supplemental information as may be necessary in order to cause the Company Proxy Statement, insofar as it relates to Buyer, Newco and all other direct or indirect subsidiaries of Buyer, to comply with applicable law after the mailing thereof to the shareholders of the Company.

SECTION 7.7 No Reliance. Each of Buyer and Newco acknowledges and agrees that neither the Company nor any of its Subsidiaries or affiliates has made or makes any representation or warranty, express or implied, relating to the Company or any of its Subsidiaries, except for those representations and warranties expressly set forth in this Agreement. Without limiting the generality of the foregoing, except as set forth in this Agreement, neither the Company nor any of its Subsidiaries has made or makes any representation or warranty with respect to any information contained in or made available to Buyer or Newco or their representatives in (a) the data room made available by the Company and its Subsidiaries to Buyer in connection with this Agreement or the Amalgamation Agreement, (b) oral presentations by or discussions with management or representatives of the Company or any of its Subsidiaries or (c) any other document delivered, presented to or discussed with Buyer or Newco or their representatives, in each case including historical financial information, estimates and projections regarding future revenues, expenses, results of operations, Taxes, Tax matters and other financial matters, information concerning competition, customers, investors, shareholders, distributors, suppliers, vendors, employees, employee benefits, real property, personal property, insurance and other operational matters, and no statement contained therein shall be deemed a representation or warranty hereunder or otherwise. No Person has been authorized by the Company to make any representation or warranty relating to the Company or any of its Subsidiaries or their businesses, assets or operations or otherwise in connection with the Amalgamation and other transactions contemplated by this Agreement and the Amalgamation Agreement, and if made, such representation or warranty must not be relied upon as having been authorized by the Company.

SECTION 7.8 Notice of Guarantee Breach. Buyer shall give the Company prompt notice of Buyer becoming aware or having Knowledge of a breach of the Guarantee by the Guarantor or the Guarantee ceasing to be in effect or the benefits afforded to the Company pursuant thereto becoming materially diminished.

SECTION 7.9 Irrevocable Power of Attorney. Buyer and Newco shall not take, and shall not cause or permit their respective Subsidiaries or affiliates to take, any actions with the purpose or having the effect of conflicting with or limiting the effectiveness or frustrating the purposes of the Irrevocable Power of Attorney contemplated to be issued pursuant to the Pledge and Escrow Procedures. Buyer and Newco shall not revoke or attempt to revoke such Irrevocable Power of Attorney, nor shall either of them cause or permit any of their Subsidiaries or affiliates to do the same. Buyer and Newco shall each use its best efforts to take, or cause to be taken, all actions, and do or cause to be done, all things the Company or its Subsidiaries deem necessary, appropriate or advisable with regard to ensuring the continued effectiveness of such Irrevocable Power of Attorney, consistent with such Irrevocable Power of Attorney’s purposes as contemplated by the Pledge and Escrow Procedures.

SECTION 7.10 PFR Call Option Exercise. The Amalgamated Company shall, and Buyer shall cause the Amalgamated Company to, purchase the units of Pioglobal First Russia, LLC (“PFR”) pursuant to the call option exercise referred to in Section 9.3(d) hereof, as promptly as practicable following the Effective Time and in accordance with the terms of the notice referred to in Section 9.3(d) hereof.

ARTICLE VIII

COVENANTS OF BUYER AND THE COMPANY

SECTION 8.1 Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement and the Amalgamation Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Amalgamation Agreement as promptly as practicable. Each party hereto shall not take any action that would result in a breach of any representation or warranty of such party contained in this Agreement as of the date when made or as of any future date that would result in any of the conditions to the Amalgamation not being satisfied or that would result in a material delay in the satisfaction of such conditions.

SECTION 8.2 Cooperation. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of any preliminary proxy statement of the Company relating to the Special Meeting and the Company Proxy Statement, (b) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Amalgamation Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with any preliminary proxy statement of the Company relating to the Special Meeting and the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Following the Effective Time, Buyer shall with reasonable promptness provide Calypso with copies of such information and access to such employees, officers, directors, members, shareholders and agents of Buyer and its affiliates, including Harbor Global Company Ltd. and its affiliates, as Calypso may reasonably request, and cooperate with Calypso, in connection with the timely and effective execution, implementation and completion of the matters contemplated by the Post-Closing Expenditures.

SECTION 8.3 Public Announcements. Neither the Company, Buyer nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Amalgamation, this Agreement, the Amalgamation Agreement or the other transactions contemplated hereby or thereby without the prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market that the Company or Buyer are party to or otherwise subject.

SECTION 8.4 Further Assurances. At and after the Effective Time, the officers and directors of the Amalgamated Company will be authorized to execute and deliver, in the name and on behalf of the Company or Newco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Newco, any other actions to vest, perfect or confirm of record or otherwise in the Amalgamated Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Amalgamated Company as a result of, or in connection with, the Amalgamation.

SECTION 8.5 Employee Matters.

(a) For a period of one year immediately following the date of the Closing, Buyer agrees to cause the Amalgamated Company and its Subsidiaries to provide to all active employees of the Company who continue to be employed by the Company as of the Effective Time (“Continuing Employees”) coverage by benefit plans or arrangements that are, in the aggregate (excluding equity-based compensation), no less favorable than those provided to the employees immediately prior to the date of the Closing; provided, however, that nothing herein shall interfere with the Amalgamated Company’s right to make such changes as are necessary to comply with applicable law or prevent the termination by the Amalgamated Company or any Subsidiary of any employee of the Amalgamated Company or of any Subsidiary.

(b) Buyer shall, and shall cause its Subsidiaries to, honor in accordance with their terms all agreements, contracts, arrangements, commitments and understandings described in Schedule 4.12 of the Company Disclosure Schedule, unless such agreements, contracts, arrangements, commitments and understandings are not in compliance with applicable laws.

(c) Except with respect to accruals under any defined benefit pension plans, Buyer will, or will cause the Amalgamated Company and its Subsidiaries to, give Continuing Employees full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Buyer, the Amalgamated Company or any Subsidiary of Buyer for such Continuing Employees’ service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time. Buyer will, or will cause the Amalgamated Company and its Subsidiaries to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

SECTION 8.6 Conveyance Taxes. Buyer and the Company shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications, or other documents regarding any Conveyance Taxes which become payable in connection with the transactions contemplated hereunder that are required or permitted to be filed on or before the Effective Time, and Buyer shall timely file such Tax Returns, questionnaires, applications or other documents.

SECTION 8.7 Notification of Certain Matters.

(a) Each party hereto (which, for these purposes, Buyer and Newco shall be considered one party) shall promptly give notice to the other party hereto of (i) the occurrence or non-occurrence of any event of which it has Knowledge that would cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at the Initial Closing Date such that the conditions to the Initial Closing would fail to be satisfied, and (ii) to the extent it has Knowledge thereof, any failure by such party to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to the Initial Closing or the Closing, as applicable, would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 8.7(a) shall not limit or otherwise affect any remedies available to the party receiving such notice.

(b) Each party hereto (which, for these purposes, Buyer and Newco shall be considered one party) shall promptly give notice to the other party hereto of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any material contract to which such party (or a Subsidiary) is a party, or (ii) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of notice pursuant to this Section 8.7(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE IX

CONDITIONS

SECTION 9.1 Conditions to Each Party’s Obligations to Effect the Initial Closing. The respective obligations of the Company, Buyer and Newco to consummate the Initial Closing are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Initial Closing of each of the following conditions:

(a) the Amalgamation shall have been approved, and this Agreement and the Amalgamation Agreement shall have been adopted and approved, by the shareholders of the Company in accordance with Bermuda law;

(b) Buyer and Newco shall have obtained any applicable approvals of the FAS;

(c) no provision of any applicable law or regulation and no judgment, injunction, order or decree of any competent Governmental Entity which is then in effect shall prohibit or enjoin the consummation of the Amalgamation or otherwise have the effect of making the Amalgamation illegal; and

(d) the Calypso Amendment shall have been fully executed and delivered.

SECTION 9.2 Conditions to the Company’s Obligations to Effect the Initial Closing. The obligation of the Company to consummate the Initial Closing shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Initial Closing of each of the following conditions:

(a) each of Buyer and Newco shall have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement and the Amalgamation Agreement that are required to be performed by it at or prior to the Initial Closing pursuant to the terms hereof;

(b) (i) each of the representations and warranties made by Buyer and Newco in this Agreement that is qualified by reference to materiality or Buyer Material Adverse Effect shall be true and correct as so qualified as of the date of this Agreement and at and as of the Initial Closing Date as if made on that date (except in any case that any such representations and warranties that expressly speak as of a specified date or time need only be so true and correct as of such specified date or time) and (ii) each of the other representations and warranties made by Buyer and Newco in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Initial Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be so true and correct as of such specified date or time), except for such failures to be true and correct which have not resulted, individually or in the aggregate, in a Buyer Material Adverse Effect;

(c) the Company shall have received a certificate signed by the chief executive officer, general partner, managing member or analogous titled officer or position, as the case may be, of Buyer, dated the Initial Closing Date, to the effect that, to such Person’s knowledge, the conditions set forth in Sections 9.2(a) and 9.2(b) hereof have been satisfied or waived; and

(d) The Company shall have received an opinion of Clifford Chance LLP, dated as of the Initial Closing Date, substantially in the form attached hereto as Exhibit F-1, and an opinion of Cox Hallett Wilkinson, dated as of the Initial Closing Date, substantially in the form attached hereto as Exhibit F-2.

SECTION 9.3 Conditions to Buyer’s and Newco’s Obligations to Effect the Initial Closing. The obligations of Buyer and Newco to effect the Initial Closing shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Initial Closing of each of the following conditions:

(a) the Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement and the Amalgamation Agreement that are required to be performed by it at or prior to the Initial Closing pursuant to the terms hereof;

(b) (i) each of the representations and warranties made by the Company in this Agreement that is qualified by reference to materiality or Company Material Adverse Effect shall be true and correct as so qualified as of the date of this Agreement and at and as of the Initial Closing Date as if made on that date (except in any case that any such representations and warranties that expressly speak as of a specified date or time need only be so true and correct as of such specified date or time) and (ii) each of the other representations and warranties made by the Company in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Initial Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be so true and correct as of such specified date or time), except for such failures to be true and correct which have not resulted, individually or in the aggregate, in a Company Material Adverse Effect;

(c) since the date of this Agreement, no event, circumstance or change shall have occurred that (alone or together with other events, circumstances or changes) has had a Company Material Adverse Effect;

(d) the Company or any of its applicable Subsidiaries shall have given notice, substantially in the form attached hereto as Exhibit G, to the minority holders of PFR for purposes of effecting the Company’s or any such Subsidiary’s right under the Operating Agreement of PFR dated as of April 12, 2004 and in accordance with the terms of such Operating Agreement to cause such minority holders to sell the units of PFR owned by such persons to an applicable Subsidiary of the Company, it being understood that the closing of such exercise and sale of PFR units will not occur prior to the Effective Time; and

(e) Buyer and Newco shall have received a certificate signed by the chief financial officer of the Company, dated the Initial Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 9.3(a) and 9.3(b) hereof have been satisfied or waived.

SECTION 9.4 Conditions to Each Party’s Obligations to Effect the Amalgamation. The respective obligations of the Company, Buyer and Newco to effect the Closing and cause the Amalgamation to be consummated are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

(a) the Initial Closing shall have occurred;

(b) (i) the actions set forth in Steps III, IV and V of the Pledge and Escrow Procedures shall have been completed in all material respects and (ii) the shares of the applicable Subsidiaries of the Company contemplated to be pledged pursuant to the Pledge and Escrow Procedures (the “Pledged Shares”) shall remain blocked in pledge (as contemplated by the Pledge and Escrow Procedures); provided, however, that the right of a party to avail itself of the condition to Closing contained in the preceding clause (ii) shall not be available for any party whose failure (or whose affiliate’s failure) to perform, in any material respect, any of such party’s or such party’s affiliate’s covenants or agreements with respect to the Pledge and Escrow Procedures has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such time that the Pledged Shares no longer remain so blocked in pledge (a “Failure to Act”); provided, further, that if the Pledged Shares shall, after having been blocked in pledge, cease to remain to be blocked in pledge, or it should become reasonably certain that the Effective Time will not occur prior to the time that the Pledged Shares will cease to remain to be blocked in pledge, the parties hereto agree to work in good faith to have the Pledged Shares remain blocked in pledge on terms substantially consistent as those contemplated by the Pledge and Escrow Procedures and the agreements, instruments, certificates, orders and other documents relating thereto for a period not to exceed three Business Days from the date the Pledged Shares ceased or are expected to cease, as applicable, to be blocked in pledge, except that a party (Buyer and Newco shall be considered one party for these purposes) need not agree to so work in good faith to continue to have the Pledged Shares remain blocked in pledge if the Effective Time has not occurred because of a Failure to Act by the other party or any of such other party’s affiliates; and

(c) no provision of any applicable law or regulation and no judgment, injunction, order or decree of any competent Governmental Entity which is then in effect shall prohibit or enjoin the consummation of the Amalgamation or otherwise have the effect of making the Amalgamation illegal.

SECTION 9.5 Conditions to the Company’s Obligations to Effect the Amalgamation. The obligation of the Company to effect the Closing and cause the Amalgamation to be consummated shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Effective Time of the following condition:

(a) each of Buyer and Newco shall have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement (including the Pledge and Escrow Procedures) and the Amalgamation Agreement that are required to be performed by it following the Initial Closing and at or prior to the Effective Time pursuant to the terms hereof.

SECTION 9.6 Conditions to Buyer’s and Newco’s Obligations to Effect the Amalgamation. The obligations of Buyer and Newco to effect the Closing and cause the Amalgamation to be consummated shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Effective Time of the following condition:

(a) the Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement (including the Pledge and Escrow Procedures) and the Amalgamation Agreement that are required to be performed by it following the Initial Closing and at or prior to the Effective Time pursuant to the terms hereof.

ARTICLE X

TERMINATION

SECTION 10.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Amalgamation may be abandoned at any time prior to the Effective Time, whether before or after the Company has obtained shareholder approval thereof:

(a) by the mutual written consent of the Company and Buyer;

(b) by either the Company or Buyer, if the Amalgamation has not been consummated by the close of business (New York City time) on December 31, 2006, (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party whose failure to perform, in any material respect, any of such party’s covenants or agreements contained in this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either the Company or Buyer, if there shall be any applicable law or regulation that prohibits the consummation of the Amalgamation or otherwise has the effect of making the consummation of the Amalgamation illegal or if any judgment, injunction, order or decree of any competent Governmental Entity which is then in effect enjoining or otherwise prohibiting Buyer or the Company from consummating the Amalgamation is entered and such judgment, injunction, order or decree shall become final and nonappealable;

(d) by either the Company or Buyer, if the Company’s shareholders fail to vote in favor of the approval of the Amalgamation and the approval and adoption of this Agreement and the Amalgamation Agreement at the Special Meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party whose failure to perform, in any material respect, any of such party’s covenants or agreements contained in this Agreement has been the cause of the failure to obtain such shareholder approval;

(e) by the Company (so long as the Company is not then in material breach of this Agreement), (i) prior to the Initial Closing, if Buyer breaches any covenant or agreement on its part set forth in this Agreement, such that the condition set forth in Section 9.2(a) would not be satisfied as of the time of such breach; provided, that if such breach is curable through the commercially reasonable efforts of Buyer and for so long as Buyer continues to use such efforts, this Agreement may not be terminated by the Company pursuant to this Section 10.1(e) for such breach unless such breach is not cured by the earlier of (A) 20 days after notice of such breach is given by the Company to Buyer or (B) the Outside Termination Date or (ii) following the Initial Closing, if Buyer breaches any covenant or agreement on its part set forth in this Agreement, such that the condition set forth in Section 9.5(a) would not be satisfied as of the time of such breach; provided, that if such breach is curable through the commercially reasonable efforts of Buyer and for so long as Buyer continues to use such efforts, this Agreement may not be terminated by the Company pursuant to this Section 10.1(e) for such breach unless such breach is not cured by the earlier of (A) three days after notice of such breach is given by the Company to Buyer or (B) the Outside Termination Date;

(f) by Buyer (so long as Buyer is not then in material breach of this Agreement), (i) prior to the Initial Closing, if the Company breaches any covenant or agreement on its part set forth in this Agreement, such that the condition set forth in Section 9.3(a) would not be satisfied as of the time of such breach; provided, that if such breach is curable through the commercially reasonable efforts of the Company and for so long as the Company continues to use such efforts, this Agreement may not be terminated by Buyer pursuant to this Section 10.1(f)

for such breach unless such breach is not cured by the earlier of (A) 20 days after notice of such breach is given by Buyer to the Company or (B) the Outside Termination Date or (ii) following the Initial Closing, if the Company breaches any covenant or agreement on its part set forth in this Agreement, such that the condition set forth in Section 9.6(a) would not be satisfied as of the time of such breach; provided, that if such breach is curable through the commercially reasonable efforts of the Company and for so long as the Company continues to use such efforts, this Agreement may not be terminated by Buyer pursuant to this Section 10.1(f) for such breach unless such breach is not cured by the earlier of (A) three days after notice of such breach is given by Buyer to the Company or (B) the Outside Termination Date;

(g) by the Company or Buyer, if the Board determines to accept a Superior Proposal, provided that the Company may not terminate pursuant to this Section 10.1(g) unless it has materially complied with all provisions of Sections 6.4 and 10.3 hereof;

(h) by Buyer, if the Board shall have withdrawn or modified or amended in a manner adverse to Buyer its approval or recommendation of the Amalgamation or its recommendation that shareholders of the Company vote for the approval of the Amalgamation and the approval and adoption of this Agreement and the Amalgamation Agreement; or

(i) by the Company, if the Guarantor breaches the Guarantee, or the Guarantee ceases to be in effect or the benefits afforded to the Company pursuant thereto are materially diminished or compromised; provided, that, subject to Buyer’s compliance with its obligations under Section 7.8 hereof, if such breach, cessation or benefits diminution or compromise is curable through the commercially reasonable efforts of the Guarantor and for so long as the Guarantor continues to use such efforts, this Agreement may not be terminated by the Company pursuant to this Section 10.1(i) for such breach, cessation or benefits diminution or compromise unless such breach, cessation or benefits diminution or compromise is not cured by not later than five days after notice of such breach, cessation or benefits diminution or compromise is given by the Company to Buyer.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

SECTION 10.2 Effect of Termination.

(a) Except for any breach of this Agreement by any party hereto (which breach and liability therefor shall not be affected by the termination of this Agreement), if this Agreement is terminated pursuant to Section 10.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided that the agreements contained in this Section 10.2 and in Sections 8.3 and 10.3 and the second proviso to the first sentence of Section 6.3 hereof shall survive the termination hereof; and provided further that the Confidentiality Agreement shall remain in full force and effect.

(b) Each of Buyer and Newco agrees that neither the Company nor its directors, officers, employees, representatives or agents, nor any Person who shall make an Acquisition Proposal, shall be deemed, by reason of the making of such proposal or any actions taken in connection with it not otherwise in violation of this Agreement, to have tortiously or otherwise wrongfully interfered with or caused a breach of this Agreement, or other agreements, instruments and documents executed in connection herewith, or the rights of Buyer or Newco or any of their affiliates hereunder.

SECTION 10.3 Fees and Expenses.

(a) If this Agreement is terminated pursuant to Section 10.1(g), then, subject to Section 11.9, the Company shall, by no later than the time of such termination, pay Buyer a fee of $2,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account specified to the Company by Buyer.

(b) If this Agreement is terminated pursuant to Section 10.1(b) or Section 10.1(f), and prior to such termination an Acquisition Proposal (other than by Buyer, Newco or any of their affiliates) shall have been made and not bona fidely withdrawn or rejected and, within nine months following such termination, the Company enters into a definitive agreement for or consummates an Acquisition Proposal, but not, with respect to a termination pursuant to Section 10.1(b), if the Outside Termination Date shall have passed without the Closing having occurred as a result of the conditions set forth in Sections 9.1(b), 9.1(c), 9.2, 9.4 or 9.5 not having been satisfied, then, subject to Section 11.9, the Company shall, by no later than two business days after the date the Company enters into any such agreement for or consummates an Acquisition Proposal, as applicable, pay Buyer the Termination Fee by wire transfer of immediately available funds to an account specified to the Company by Buyer.

(c) If this Agreement is terminated pursuant to Section 10.1(d), and prior to the Special Meeting an Acquisition Proposal (other than by Buyer, Newco or any of their affiliates) shall have been publicly announced and not bona fidely withdrawn or rejected and, within nine months following such termination, the Company enters into a definitive agreement for or consummates an Acquisition Proposal, then, subject to Section 11.9, the Company shall, by no later than two business days after the date the Company enters into any such agreement for or consummates an Acquisition Proposal, as applicable, pay Buyer the Termination Fee by wire transfer of immediately available funds to an account specified to the Company by Buyer.

(d) If this Agreement is terminated pursuant to Section 10.1(h), and at the time that the Board withdrew or modified or amended in a manner adverse to Buyer the Board’s approval or recommendation of the Amalgamation or its recommendation that shareholders of the Company vote for the approval of the Amalgamation and the approval and adoption of this Agreement and the Amalgamation Agreement, which gave rise to the right and exercise of termination of this Agreement pursuant to Section 10.1(h), an Acquisition Proposal (other than by Buyer, Newco or any of their affiliates) shall have been made and not bona fidely withdrawn or rejected, then, so long as such withdrawal, modification or amendment by the Board was not for a bona fide reason other than the existence of such Acquisition Proposal, subject to Section 11.9, the Company shall, by no later than two business days after the date of termination of this Agreement, pay Buyer the Termination Fee by wire transfer of immediately available funds to an account specified to the Company by Buyer.

(e) The Company acknowledges that the agreements contained in Section 10.3(a), (b), (c) and (d) are an integral part of the transactions contemplated in this Agreement,

and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if the Company fails to pay the amount due pursuant to Section 10.3(a), (b), (c) or (d) when it is required to be paid, and, in order to obtain such payment, Buyer commences a proceeding in accordance with Section 11.12 that results in a final finding against the Company for the fee set forth in Section 10.3(a), (b), (c) or (d), the Company shall pay to Buyer its costs and expenses (including attorneys’ fees) in connection with such proceeding, including any costs of collection, together with interest on the amount of the fee at the rate of 8% per annum from the date such fee was required to be paid.

(f) All fees, costs and expenses of the Escrow Agent and the other third parties (other than representatives or agents of a party hereto or such parties’ Subsidiaries) contemplated to provide services or be involved in the actions contemplated by the Pledge and Escrow Arrangements shall be paid by the Company, except as follows: (a) if this Agreement is terminated for any reason, Buyer shall be liable for and shall pay all of such fees, costs and expenses and following such termination Buyer shall promptly reimburse the Company for any such fees, costs and expenses which had been previously paid by the Company or any of its affiliates; and (b) if this Agreement is terminated and the Company becomes obligated to pay the Termination Fee, the amount of the Termination Fee shall be reduced by the amount of such fees, costs and expenses incurred and paid by the Company and its affiliates and not previously reimbursed to the Company by Buyer.

(g) Except as provided otherwise in Section 3.2, Section 7.2, Section 7.5 and this Section 10.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Notices. Subject to Section 11.12 hereof, all notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery, (b) transmitter’s confirmation of a receipt of a facsimile transmission at the fax numbers provided below (or at such other fax number for a party as shall be specified by notice given hereunder), (c) confirmed delivery by a standard carrier or when delivered by hand or (d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address or fax number for a party as shall be specified by notice given hereunder):

If to Buyer or Newco, to:

Isvias Trading Limited

Bld. 2, house 17, B. Nikitskaya Str.

125009, city of Moscow, Russia

Fax: + 7 (495) 771-6537

Attention: Elnur Kurbanov and Alexander Amosov

with a copy to:

Clifford Chance LLP

31 West 52nd Street

New York, New York 10019

U.S.A.

Fax: (212) 878-8375

Attention: Richard D. Pritz

If to the Company, to:

Harbor Global Company Ltd.

One Faneuil Hall Marketplace

Boston, Massachusetts 02109

U.S.A.

Fax: (617) 249-0219

Attention: Stephen G. Kasnet

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Beacon Street, 31st Floor

Boston, Massachusetts 02108

U.S.A.

Fax: (617) 573-4822

Attention: Louis A. Goodman

SECTION 11.2 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein, which by their terms are to be performed in whole or in part subsequent to the Effective Time, shall survive the Amalgamation in accordance with their terms.

SECTION 11.3 Interpretation. References herein to the “Knowledge of the Company” or to the “Company’s Knowledge” shall mean the actual knowledge of the members of senior management of the Company, and references to “Knowledge” with respect to Buyer shall mean the knowledge of the senior management of Buyer. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, annex, exhibit and schedule references are to the articles, sections, paragraphs, annexes, exhibits and schedules of this Agreement unless otherwise specified. The plural of any defined term shall have a meaning correlative to such defined term, and vice versa, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. For purposes of this Agreement, a “business day” shall mean any day that is not a Saturday, Sunday or a day on which banks are required or authorized to be closed in the State of New York. A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. All dollar amounts listed herein, in the Amalgamation Agreement, in the Pledge and Escrow Procedures (including any agreements, instruments, certificates, orders and other documents contemplated by or in connection therewith), in the Company Disclosure Schedule and in any other exhibit, schedule or annex hereto, unless otherwise provided, are denominated in the currency of the United States of America.

SECTION 11.4 Company Disclosure Schedule. The inclusion of any item in the Company Disclosure Schedule (a) does not represent a determination by the Company that such item is “material” to the Company and its Subsidiaries as a whole or has, or would reasonably be expected to have, a Company Material Adverse Effect and (b) does not represent a determination by the Company that such item did not arise in the ordinary course of business of the Company and its Subsidiaries. The taking of an action by the Company or the effect thereof in connection with matters contemplated by Section 1.2(b) and Section 9.3(d) hereof shall be deemed to be included in the Company Disclosure Schedule with respect to each applicable Section and subsection of this Agreement without the need to list those matters in the Company Disclosure Schedule.

SECTION 11.5 Amendments, Modification and Waiver.

(a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Newco or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the approval and adoption of this Agreement and the Amalgamation Agreement by the shareholders of the Company, no such amendment shall be made except as allowed under applicable law.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement to any direct or indirect wholly owned subsidiary of Buyer without the Company’s consent; provided, however, that any such assignment shall not relieve Buyer of its obligations hereunder and Buyer may not assign any rights or delegate any obligations it may have in connection with the actions contemplated by the Escrow Agreement, except to the extent expressly permitted under the Escrow Agreement.

SECTION 11.7 Specific Performance; Remedies. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement and the Amalgamation Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Notwithstanding anything herein, including in any exhibit hereto or document to be entered into in connection herewith, that may be to the contrary, (a) in no event shall any party hereto or any of their Subsidiaries or their affiliates have any right to, nor shall they, execute upon, seize or take any other action to substantially similar effect with respect to, and each party hereto shall cause its respective Subsidiaries and their affiliates not to, and not permit its respective Subsidiaries and their affiliates to, execute upon, seize or take any other action to substantially similar effect with respect to, for any reason, any asset or right held pursuant to the Pledge and Escrow Procedures, including the Pledged Shares and the Escrow Fund, including in connection with any breach or alleged breach by any party hereto of this Agreement or any other agreement contemplated hereby (including the agreements, instruments, certificates, orders and other documents contemplated to be entered into or otherwise executed and delivered pursuant to the Pledge and Escrow Procedures), other than to enforce such agreements in accordance with their terms (it being understood that in no event shall (i) Buyer, Newco or any of their Subsidiaries or their affiliates have any right to execute upon, seize or take any action to substantially similar effect with respect to the Pledged Shares or (ii) the Company or any of its Subsidiaries or their affiliates have any right to execute upon, seize or take any other action to substantially similar effect with respect to the Escrow Fund) and (b) each party hereto shall, and shall cause its Subsidiaries and their affiliates to, use all reasonable efforts to cause all assets and rights held pursuant to the Pledge and Escrow Procedures, including those referred to in clause (a) of this sentence, to be promptly released from escrow or pledge to the extent contemplated by the terms of such agreements at the times contemplated by such agreements, and if despite such parties’ reasonable efforts to cause such release by such time, such release does not occur, to continue to use all reasonable efforts to cause such release as soon as possible thereafter; provided, however, that, notwithstanding the foregoing, (A) the Company and its applicable Subsidiaries shall be entitled to take action against the Escrow Fund, and the Company shall not be required to comply with clause (b) of this Section 11.7, if Buyer or Newco breaches or violates its obligations pursuant to this Section 11.7 to (i) not execute upon, seize or take any other action to substantially similar effect with respect to the Pledged Shares or (ii) cause its respective Subsidiaries and their affiliates not to, or not permit its respective Subsidiaries and their affiliates to, do the same and (B) Buyer and Newco shall be entitled to take action against the Pledged Shares, and Buyer and Newco shall not be required to comply with clause (b) of this Section 11.7, if the Company breaches or violates its obligations pursuant to this Section 11.7 to (i) not execute upon, seize or take any other action to substantially similar effect with respect to the Escrow Fund or (ii) cause its Subsidiaries and their affiliates not to, or not permit its Subsidiaries and their affiliates to, do the same (it being understood that the Company’s taking, or causing or permitting to be taken, any such action (x) for purposes of enforcing such agreements referred to above in accordance with their terms or (y) following any violation or breach by Buyer or Newco of this Section 11.7, would be deemed not to be a breach or violation by the Company of its obligations under this Section 11.7). Each party hereto acknowledges and agrees that the other parties would be irreparably harmed by any violation or attempted violation of the foregoing matter, and in any such case, the parties hereto would be entitled to equitable and injunctive relief and punitive, consequential and other special damages as result thereof.

SECTION 11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws thereof that would require the application of any other law. If the choice of law in the foregoing sentence is found to be unenforceable for any reason, then the parties hereto agree that in no case shall this Agreement, or any claims relating to or arising out of the relationship of the parties hereto with respect to the subject matter hereof, be governed by, construed under or interpreted in accordance with the laws of the Russian Federation. Notwithstanding anything that may be to the contrary in this Section 11.8, the Amalgamation Agreement shall be governed by and construed in accordance with the laws of Bermuda.

SECTION 11.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner. The Company shall be obligated to pay any Termination Fee required under Section 10.3 unless by final judgment of a court of competent jurisdiction, all possibility of appeals having been exhausted, it shall have been determined that the payment of the Termination Fee may not be authorized under Bermuda law in the exercise of the Board members’ fiduciary duties or is not enforceable under Bermuda law. The foregoing provision is not intended to imply that the parties take the position that the obligation to pay, or the payment of, any Termination Fee pursuant to the terms and conditions of this Agreement may not be so authorized or enforceable.

SECTION 11.10 Third Party Beneficiaries. This Agreement is for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Buyer and Newco under this Agreement, and for the benefit of Buyer and Newco, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Article III, Section 7.4 and Section 8.2 hereof, be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

SECTION 11.11 Entire Agreement. This Agreement, including any exhibits or schedules hereto (and any exhibits and schedules to such exhibits and schedules), and the Confidentiality Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

SECTION 11.12 Dispute Resolution; Consent to Jurisdiction. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, except as modified herein. The place of arbitration shall be New York, New York. If there are two parties (which, for these purposes, Buyer and Newco shall be considered one party) to the arbitration, there shall be three neutral and impartial arbitrators, of whom each Party shall appoint one within 30 days of the receipt by the respondent of the demand for arbitration. The two arbitrators so appointed shall select the chair of the arbitral tribunal within 30 days of the appointment of the second arbitrator. If there are more than two parties (which, for these purposes, Buyer and Newco shall be considered one party) to the arbitration, the parties shall have 30 days from receipt by respondent(s) of a copy of the demand for arbitration to agree on a panel of three arbitrators. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause. In rendering an award, the arbitral tribunal shall be required to follow the laws of the State of New York. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. The arbitration award shall include an assessment of the costs of the arbitration (including the fees and expenses of the AAA, the arbitrator(s) and any expert witnesses, and the reasonable attorneys’ fees of the prevailing party or parties) against the non-prevailing party or parties. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator(s). Judgment upon the award may be entered in any court having jurisdiction. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The parties hereby submit to the jurisdiction of the federal and state courts in the City of New York, State of New York, United States of America (the “New York Courts”) for the purpose of an order to compel arbitration, for preliminary relief in aid of arbitration or for a preliminary injunction to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitrators, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued hereunder. Each party to this Agreement irrevocably agrees that all process in any such proceedings in any New York Court may be effected by sending to it a copy thereof (a) by registered or certified mail (or any substantially similar form of mail, including a form of mail in the intended recipient’s jurisdiction that would most closely approximate such form of mail), postage prepaid, (b) by confirmed delivery by a standard courier or (c) by facsimile transmission if such party confirms receipt of such transmission in writing, in each case, at its address or facsimile number, as applicable, set forth in Section 11.1 hereof or at such other address or facsimile number, as applicable, of which the other parties hereto shall have been notified pursuant thereto, such service being hereby acknowledged by the parties to this Agreement to be effective and binding service in every request. Each party to this Agreement irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of jurisdiction on account of the place of residence or domicile which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law.

SECTION 11.13 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HARBOR GLOBAL COMPANY LTD.

By:	/s/ Stephen G. Kasnet
Name:	Stephen G. Kasnet
Title:	President and CEO

ISVIAS TRADING LIMITED

By:	/s/ Pavel Sytin
Name:	Pavel Sytin
Title:	Director

NAMREDIPS LTD.

By:	/s/ Alexander Amosov
Name:	Alexander Amosov
Title:	Director

[Signature Page to Agreement and Plan of Amalgamation]